EXHIBIT 99.2





                             STOCKHOLDERS AGREEMENT


                  STOCKHOLDERS AGREEMENT (the "Agreement") dated as of January 28, 1998, between PLAYTEX PRODUCTS, INC., a Delaware corporation (the "Company"), and J.W. CHILDS EQUITY PARTNERS, L.P., a Delaware limited partnership (the "Principal Stockholder") and the other persons who are set forth in Schedule A hereto (collectively with the Principal Stockholder, the "Childs Holders").

                                    RECITALS

                  WHEREAS, the Company and the Principal Stockholder are, together with PCG Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company ("Subsidiary"), and Personal Care Holdings Inc., a Delaware corporation ("Target"), parties to a Merger Agreement, dated as of December 22, 1997 (as amended, the "Merger Agreement"), pursuant to which, on the Effective Date, Subsidiary will be merged with and into Target (the "Merger"), whereupon Subsidiary shall continue as the surviving corporation;

                  WHEREAS, after the Effective Date, the Childs Holders will hold, in aggregate, 9,257,375 shares (the "Shares") of common stock of the Company, par value $.01 ("Company Common Stock"); and

                  WHEREAS, as an inducement to and a condition of the Company entering into the Merger Agreement, the Company has required that the Childs Holders, and the Childs Holders have agreed, to execute and deliver this Agreement.



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                  NOW,   THEREFORE,   in  consideration  of  the  covenants  and
agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

                  1.1 Definitions. (a) The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

                  "1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  An "Affiliate" of, or a person "affiliated" with, a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. The term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise. No owner of a limited partnership interest of the Principal Stockholder shall be deemed an affiliate of, or a Person "affiliated" with, the Principal Stockholder solely by reason of such ownership.

                  "By-laws" means the by-laws of the Company.

                  "By-laws Amendment" means the proposed amendment to the By-laws in the form attached as Exhibit A hereto.


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                  "Transfer"  means,  in relation to any share of Company Common
Stock, any sale, assignment, transfer or disposition by gift or otherwise, including without limitation, any distribution in liquidation or otherwise by a corporation or partnership; provided, however, that "Transfer" does not mean, with respect to any such share of Company Common Stock, any pledge, mortgage, hypothecation or grant of a security interest therein or a transfer thereof through the granting of participation rights.

                  "Person" means any individual, firm, corporation, partnership, limited liability company or partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

                  (b) Capitalized terms not otherwise defined herein shall have the meanings given such terms in the Merger Agreement.


                                   ARTICLE II
                                    DIRECTORS

                  2.1 Increase in the Size of the Board of Directors. The Company hereby agrees that it will use its best efforts to (i) increase the size of its Board of Directors (the "Board") by two persons effective on the date hereof, and (ii) cause one of the vacancies thus created to be filled by John W. Childs in accordance with the By-laws as in effect on the date hereof.

                  2.2 Nomination of Target Director. The Company hereby agrees that for so long as the Principal Stockholder owns, in the aggregate, at least



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                                                                               4


4,628,688 Shares, as adjusted for stock splits, stock dividends, and reclassifications, it will use its best efforts to ensure that, following any vote for the election of directors of the Company at a stockholders' meeting or otherwise, one director (the "Target Director") designated by the Principal Stockholder is a member of the Board, provided, that the Principal Stockholder shall ensure that the proposed Target Director is nominated in accordance with the By-Laws.

                  2.3 Stockholder Meeting; Proxy Material; By-Laws Amendment. The Company shall cause either (a) a meeting of its stockholders to be duly called and held as soon as practicable following the Effective Time, subject to the Company's right to adjourn such meeting at any time or from time to time if in the Board's good faith judgment such adjournment is desirable, or (b) consents of its stockholders to be solicited, in accordance with the By-laws and the 1934 Act, for the purpose of voting for the adoption of the By-Laws Amendment (the "Stockholder Meeting"). In connection with the Stockholder Meeting, the Company: (A) shall promptly prepare and file with the Securities and Exchange Commission (the "SEC") in accordance with the 1934 Act an information statement relating to the By-Laws Amendment (the "Information Statement"), use all reasonable efforts to have the Information Statement and/or any amendment or supplement thereto cleared by the SEC and thereafter mail to its stockholders as promptly as practicable following such clearance the Information Statement; (B) shall use its reasonable best efforts to obtain the necessary approvals by its stockholders for the adoption of the By-Laws
Amendment (unless the Board shall have determined in good faith, based upon advice of outside counsel, that not taking such actions is necessary for the Board to comply with its fiduciary duties



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                                                                               5


under applicable law); and (C) shall otherwise comply with all legal requirements applicable to the Stockholders Meeting. The Company shall make available to the Principal Stockholder prior to the filing thereof with the SEC copies of the preliminary Information Statement and any amendments or supplements thereto and shall make any changes therein reasonably requested by the Principal Stockholder insofar as such changes relate to any matters relating to the Principal Stockholder.

                                   ARTICLE III
                             TRANSFERS OF SECURITIES

                  3.1 Restrictions on Transfer of Company Common Stock. The Principal Stockholder agrees that, prior to the third anniversary of the Effective Date, it shall not Transfer any of the Shares, by distribution or otherwise, to any of its shareholders, partners, members or owners.

                  3.2 Transfers Subject to Compliance with Securities Laws. No Shares may be Transferred by the Childs Holders (other than pursuant to an effective registration Statement under the 1933 Act) unless such Childs Holder first delivers to the Company an opinion of counsel, reasonably satisfactory to the Company, to the effect that such Transfer is not required to be registered under the 1933 Act.

                  3.3 Certificates for Shares To Bear Legends. (A) So long as the Shares are not sold pursuant to an effective registration statement under the 1933 Act or pursuant to Rule 144 under the 1933 Act, the Shares shall be subject to a stop-transfer order and the certificates therefor shall bear the following legend by which each holder thereof shall be bound:



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                           "THE SHARES  REPRESENTED BY THIS  CERTIFICATE MAY NOT
                  BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR
                  (ii) AN APPLICABLE EXEMPTION FROM REGISTRATION THEREUNDER."

                      (B) So long as the Shares are subject to the terms and conditions of Section 3.1, the Shares shall be subject to a stop-transfer order and the certificates shall bear the following legend:

                  "THE SALE OR TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO RESTRICTIONS WHICH ARE CONTAINED IN A STOCKHOLDERS AGREEMENT DATED AS OF JANUARY 28, 1998 A COPY OF WHICH IS ON FILE WITH THE ISSUER OF THESE SHARES AND WILL BE FURNISHED BY THE ISSUER OF THESE SHARES TO THE STOCKHOLDER ON REQUEST AND WITHOUT CHARGE."

                      (C) After the termination of the legend requirements of either Section 3.3(A) or Section 3.3(B), the Company shall, upon the written request of the holders of the Shares and receipt by the Company of evidence reasonably satisfactory to it that such requirement has terminated (including, with respect to the legend required by the Section 3.3(A), a written opinion of outside counsel), issue certificates for such Shares that do not bear all or part of the legend described in Section 3.3(A) or Section 3.3(B), as the case may be.


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                                   ARTICLE IV
                            RESTRICTIONS ON PURCHASE

                  4.1 Restricted Purchases. Each Childs Holder agrees that it will not, nor will it permit any of its Affiliates to, directly or indirectly, take any action, including, without limitation, to acquire, offer to acquire, or agree to acquire, by purchase or otherwise any Company Common Stock, where such action or acquisition would, in the reasonable opinion of the Company, cause (A) a "Change of Control" under, and as defined in, (x) the Indenture dated as of February 2, 1994 among the Company, certain subsidiaries of the Company, as Guarantors, and IBJ Schroder Bank & Trust Company, as Trustee (the "1994 Indenture"), (y) the Indenture dated as of July 21, 1997 among the Company, certain subsidiaries of the Company, as Guarantors, and Marine Midland Bank, as Trustee (the "1997 Indenture" and, together with the 1994 Indenture, the "Indentures") or (z) any other presently existing or future agreement of the Company (a copy of which has been delivered to the Childs Holders with the relevant provisions clearly identified) where such action or acquisition would have a similar effect (any such agreement, a "Noticed Agreement"), or (B) a default under the provisions of the Indentures or any Noticed Agreement, to the extent that the relevant Childs Holder received a copy of such provisions prior to taking any such action or making any such acquisition.


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                                                                               8




                                    ARTICLE V
                                   TERMINATION

                  5.1 Termination. This Agreement shall terminate ten years from the date hereof.

                                   ARTICLE VI
                                  MISCELLANEOUS

                  6.1 Amendment. This Agreement may be altered or amended only with the consent of the Company and the Childs Holders Representative.

                  6.2 Specific Performance. The parties recognize that the obligations imposed on them in this Agreement are special, unique and of extraordinary character, and that in the event of breach by any party, damages will be an insufficient remedy; consequently, it is agreed that the parties hereto may have specific performance (in addition to damages) as a remedy for the enforcement hereof, without proving damages.

                  6.3 Assignment. Except as other provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors of the parties hereto; provided, however, that this Agreement may not be assigned by any party without the prior written consent of the Company and the Childs Holders Representative except that the Company may assign its rights herein to any successor to all or substantially all its assets (by merger or otherwise). Any assignment of rights hereunder shall be coupled with the assumption by the assignee of all of the obligations of the assignor hereunder and shall thereby relieve



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                                                                             9


such assignor of such obligations. Any purported assignment made in violation of this Section 6.3 shall be void and of no force and effect.

                  6.4 Appointment of Representative. Each Childs Holder hereby authorizes and appoints John W. Childs (in such capacity, the "Childs Holders Representative") as its representative and agent for purposes of accepting and delivering notices and taking actions hereunder on behalf of each Childs Holder. In the event that John W. Childs is unable or unwilling to be the Childs Holders Representative, then the Childs Holders holding at least a majority of the Shares at such time (the "Majority Childs Holders") shall appoint a successor Childs Holders Representative and, until such successor is appointed, all actions to be taken by the Childs Holders Representative hereunder shall be taken by the Majority Childs Holders.

                  6.5 Notices. Any and all notices, designations, consents, offers, acceptances, or any other communication provided for herein shall be given in writing and deemed received when delivered by overnight courier or hand delivery, or when sent by facsimile transmission which shall be addressed, or sent, as follows:

                  If to the Company, to it at:
                           Playtex Products, Inc.
                           300 Nyala Farms Road
                           Westport, Connecticut 06880
                           Attention:  Michael F. Goss, Chief Financial Officer
                           Telecopier: (203) 341-4260


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                  With a copy to:

                    Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                           New York, New York 10019-6064
                           Attention:  Robert M. Hirsh, Esq.
                           Telecopier: (212) 373-2159

                  If to the Childs Holders Representative to him at:

                           J.W. Childs Equity Partners, L.P.
                           c/o J.W. Childs Associates, Inc.
                           One Federal Street
                           Boston, MA 02110
                           Attention:  John W. Childs
                           Telecopier:  (617) 753-1101

                  With a copy to:

                           Sullivan & Worcester LLP
                           One Post Office Square
                           Boston, MA 02109
                           Attention:  Christopher Cabot, Esq.
                           Telecopier:  (617) 338-2880

                  or, in each case, such other address as the Principal Stockholder shall specify to the Company and the other parties hereto.

                  6.6 Counterparts. This Agreement may be executed in one or more counterparts and each counterpart shall be deemed to be an original and which counterparts together shall constitute one and the same agreement of the parties hereto.

                  6.7 Section Headings. Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provisions hereof.




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                  6.8 Choice of Law.  This  Agreement  shall be  governed by the laws of the State of New York, without regard to principles of conflicts of laws.

                  6.9 Entire Agreement. This Agreement, the Merger Agreement and the Registration Rights Agreement contain the entire understanding of the parties hereto respecting the subject matter hereof and thereof and supersede all prior agreements, discussions, and understandings with respect to such subject matters.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              PLAYTEX PRODUCTS, INC.


                               By: /s/ Michael F. Goss
                                 Name:  Michael F. Goss
                                 Title: Executive Vice President
                                        and Chief Financial Officer


                                    J.W. CHILDS EQUITY PARTNERS, L.P.

                                    By:  J.W. CHILDS ADVISORS, L.P., its
                                         General Partner

                                    By:  J.W. CHILDS ASSOCIATES, L.P., its
                                         General Partner

                                    By:  J.W. CHILDS ASSOCIATES, INC.


                                         By: /s/ Adam L. Suttin
                                            Name: Adam L. Suttin
                                            Title: Vice President



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                              FORM OF AMENDMENT TO
                           THE BY-LAWS OF THE COMPANY


                  a. The existing Section 15(b) in Article III of the By-laws shall be redesignated Section 15(b)(A) and a Section 15(b)(B) shall be added to read as follows:
                           "(B) From the Effective Date until the earlier of (1)
                  the date upon which the Principal Stockholder holds, in the aggregate, less than 4,628,688 shares of common stock of the Company or (2) the tenth anniversary of the Effective Date, one of the Non-Purchaser Directors shall be the Target Director. The "Effective Date" shall have the meaning given that term in the Merger Agreement. The "Merger Agreement"
                  means the Merger Agreement, dated as of December 22, 1997 among the Corporation, PCG Acquisition Corp., Personal Care Holdings, Inc. and J.W. Childs Equity Partners, L.P. (the
                  "Principal Stockholder"). The "Target Director" means the Director designated by the Principal Stockholder."




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

                                   Schedule A

Bock Family Trust                               James D. Murphy and Diane G. Murphy
J.W. Childs Equity Partners, L.P.               Joseph Pachella
James E. Childs                                 Leslie A. Paparone
John W. Childs                                  Jay E. Politi
Richard S. Childs                               Kenneth F. Reilly
The Dowds Family Investment Trust               Joel Slank
Kenneth M. Evans                                Daniel M. Synan
Adam T. Feild                                   Anne Tashjian
Timothy J. Healy                                James D. Tates
Glenn A. Hopkins                                Sharad B. Tilak
Jerry D. Horn                                   Paul W. Tonnesen
Alan R. Koss Revocable Living Trust             Mariane Wojcicki
Alan R. Koss                                    Karen A. August
Lambros J. Lambros                              Dennis G. Podlesak
Stephanie L. Mansfield                          Julie B. Sweeney
Lawrence J. Mansfield and Edith R. Mansfield    Neil P. Guller
Jenny Childs Preston                            Stephen K. Carrico
Raymond B. Rudy                                 Michael Fleury
Steven G. Segal                                 James P. Garvey
Steven G. Segal 1995 Irrevocable Trust          Marcie J. Griesmeyer
SGS 1995 Family Limited Partnership             David Hays
SGS-III Family Limited Partnership              Kim Levine
Mario E. Soussou                                Michael Cox
Adam L. Suttin                                  Rebecca Cushing
Suttin Family Trust                             Teresita Eugenio
Gagan Verma                                     Peter Gower
Stephen H. Wise                                 Thomas Horton
Catherine Durden                                Lee Jacobs
Michael P. Ferry                                Loren Block
Debra T. Follick                                Christina Bartolick
Bruce A. Goldsmith                              Cheryl Lawler
William R. Kinder
Michael J. Metzger
Donald W. Miller
Dennis L. Moore
Donald G. Morgan